UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

FiberNet Telecom Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[PRELIMINARY FILING – TO BE COMPLETED]

[COMPANY LETTERHEAD]

January     , 2005

Dear Stockholder,

We cordially invite you to attend a special meeting of stockholders to be held at 10:00 a.m. on January 25, 2005 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which are located at the Chrysler Center, 666 Third Avenue, 25th Floor, New York, New York.

At the special meeting, you will be asked to approve, for purposes of NASD Marketplace Rule 4350(i), the right to allow for the conversion of a series K convertible preferred stock and the exercise of related warrants, that are anticipated to be sold pursuant to a Securities Purchase Agreement that we entered into on December 10, 2004, as amended, with the Purchasers named therein (the “Purchase Agreement”). In addition, the company will also ask for your approval to issue securities in a subsequent financing that could constitute an issuance of greater than 20% of our common stock that will be outstanding as of the issuance date of such securities or on a post-issuance basis. The company’s board of directors recommends the approval of all of these proposals. Finally, you will be asked to act on such other business as may properly come before the special meeting.

We hope you will be able to attend the special meeting. Whether you plan to attend the special meeting or not, it is important that your shares are represented. Therefore, we ask that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the special meeting.

Sincerely,

Michael S. Liss
Chairman, President and Chief Executive Officer

FIBERNET TELECOM GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 25, 2005

To the Stockholders of

FiberNet Telecom Group, Inc.

NOTICE IS HEREBY GIVEN that the special meeting (the “Special Meeting”) of FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m. on January 25, 2005, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which are located at the Chrysler Center, 666 Third Avenue, 25th Floor, New York, New York for the following purposes:

1. A proposal to approve, for purposes of NASD Marketplace Rule 4350(i), the right to allow for the conversion of a series K convertible preferred stock and the exercise of related warrants, proposed to be sold pursuant to a Securities Purchase Agreement that we entered into on December 10, 2004, as amended, with the Purchasers named therein (the “Purchase Agreement”).

2. A proposal, for purposes of NASD Marketplace Rule 4350(i), to issue securities in a subsequent financing or series of financings that could result in the issuance of greater than 20% of our common stock that will be outstanding as of the issuance date of such securities or on a post-issuance basis.

3. To transact such other business as may be properly brought before the stockholders at the Special Meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on December 3, 2004, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Special Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the meeting at the Company’s offices at 570 Lexington Avenue, 3rd Floor, New York, New York 10022, and at the time and place of the meeting during the duration of the meeting.

AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES OF VOTING STOCK IS REQUIRED TO CONSTITUTE A QUORUM. ACCORDINGLY, WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, WE ASK THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. A PRE-ADDRESSED, POSTAGE PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

Michael S. Liss
Chairman, President and Chief Executive Officer

i

FIBERNET TELECOM GROUP, INC.

570 LEXINGTON AVENUE, 3rd FLOOR

NEW YORK, NEW YORK 10022

(212) 405-6200

PROXY STATEMENT FOR THE

FIBERNET TELECOM GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE SPECIAL MEETING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FiberNet Telecom Group, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Special Meeting of stockholders to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which are located at the Chrysler Center, 666 Third Avenue, 25th Floor, New York, New York., on January 25, 2005, at 10:00 a.m. Eastern Time, and any adjournments thereof.

Voting Procedures

Shares represented by valid proxies in the form enclosed, received in time for use at the Special Meeting and not revoked at or prior to the Special Meeting, will be voted at the Special Meeting. Where you specify a choice on the proxy card as to how your shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

•	FOR Proposal One to approve, for purposes of NASD Marketplace Rule 4350(i), the right to allow for the conversion of a series K convertible preferred stock and the exercise of related warrants, proposed to be sold pursuant to a Securities Purchase Agreement that we entered into on December 10, 2004, as amended, with the Purchasers named therein (the “Purchase Agreement”).

•	FOR Proposal Two, for purposes of NASD Marketplace Rule 4350(i), to issue securities in a subsequent financing or series of financings that could constitute an issuance of greater than 20% of our common stock that will be outstanding as of the date of such issuance or on a post-issuance basis.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any registered stockholder who has executed a proxy but is present at the Special Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence.

Stockholders Entitled to Vote and Quorum

The close of business on December 3, 2004 has been fixed as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Special Meeting. As of the close of business on December 3, 2004, we had 50,995,572 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on all matters on which such stockholder is entitled to vote.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

For (i) Proposal One to approve, for purposes of NASD Marketplace Rule 4350(i), the right to allow for the conversion of a series K convertible preferred stock and the exercise of related warrants proposed to be sold to purchasers pursuant to the Purchase Agreement, which if and when issued and subsequently converted, will result in the issuance of greater than 20% of our common stock outstanding as of the date of issuance and (ii) Proposal Two, for purposes of NASD Marketplace Rule 4350(i), the issuance of securities in a subsequent financing or series of financings that could constitute an issuance of greater than 20% of our common stock outstanding at the time of issuance of such securities or on a post-issuance basis, we require the affirmative vote of a majority of shares of common stock present or represented by proxy and entitled to vote on the matter. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on Proposals One and Two. Abstentions are treated as shares present or represented and entitled to vote and have the same effect as a vote against these proposals.

Costs of Solicitation of Proxies

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation.

This Proxy Statement and the accompanying proxy are being mailed on or about January     , 2005 to all stockholders entitled to notice of, and to vote at, the Special Meeting.

Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal on any proposal referred to herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, concerning the ownership of voting securities of (i) each current member of the Board of Directors, (ii) each of the named executive officers, (iii) all of our directors and executive officers as a group and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities. The address for each of the directors and named executive officers is c/o FiberNet Telecom Group, Inc., 570 Lexington Avenue, 3rd Floor, New York, NY 10022. Addresses of other beneficial owners are noted on the table.

As of the Record Date, we had 50,995,572 shares of common stock outstanding.

	Number of Shares Beneficially Owned	Percentage Owned
Directors and Executive Officers

Timothy P. Bradley(1)	266,015	*
Oskar Brecher(2)	2,908,000	5.7
Thomas Brown(3)	188,399	*
Jon A. DeLuca(4)	643,263	1.3
Roy D. Farmer III(5)	85,491	*
Robert E. La Blanc(6)	106,667	*
Michael S. Liss(7)	2,503,538	4.9
Charles J. Mahoney(8)	165,790	*
Richard Sayers(9)	183,615	*
Executive officers and directors as a group (nine persons)	7,050,778	13.7

5% Stockholders
North Sound Legacy Fund LLC(10) c/o North Sound Capital LLC 53 Forest Avenue #202 Greenwich, CT 06870	6,321,078	12.0

Deutsche Bank AG, New York Branch(11) 31 West 52nd Street, 14th Floor New York, NY 10019	5,406,936	10.5

Wachovia Investors, Inc. (12) 301 S. College Street TW5 NC0537 Charlotte, NC 28288	4,932,330	9.6

SDS Capital Group SPC, Ltd(13) c/o SDS Capital Partners, LLC 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870	3,848,882	7.4

gateway.realty.new jersey.llc 16 East 48th Street, 5th Floor New York, NY 10022	2,908,000	5.7

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 1,109 shares of common stock owned by Signal Equity Management Corp., 99,323 shares of common stock owned by Signal Equity Partners, L.P., 155,000 shares of restricted stock and 10,583 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(2)	Includes 2,908,000 shares of common stock owned by gateway.realty.new jersey.llc., of which Mr. Brecher is a minority interest-holder and disclaims beneficial ownership except to the extent of his pecuniary interest.
(3)	Includes 110 shares of common stock, 180,000 shares of restricted stock and 8,289 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(4)	Includes 433 shares of common stock, 590,000 shares of restricted stock and 52,830 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(5)	Includes 46,000 shares of restricted stock and 32,832 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(6)	Includes 10,000 shares of common stock, 94,000 shares of restricted stock and 2,667 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(7)	Includes 49,488 shares of common stock owned by Concordia Telecom Management, LLC, 163,289 shares of common stock and 42,222 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date owned by MSL Investments, LLC, 1,998 shares of common stock, 2,082,000 shares of restricted stock and 164,541 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(8)	Includes 155,000 shares of restricted stock and 10,790 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(9)	Includes 4,399 shares of common stock owned by Taurus Telecommunications Inc., 5,301 shares of common stock, 155,000 shares of restricted stock and 18,915 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.
(10)	Includes 4,838,651 shares of common stock and 1,482,427 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date.
(11)	Includes 4,985,189 shares of common stock and 421,747 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date.
(12)	Includes 4,519,052 shares of common stock and 413,278 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date.
(13)	Includes 2,655,365 shares of common stock and 1,193,517 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date.

PROPOSAL ONE:

APPROVAL TO ALLOW FOR THE CONVERSION OF SERIES K CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF RELATED WARRANTS

Background

We are seeking your approval for the right to allow the conversion of a series K convertible preferred stock and exercise of related warrants.

On December 10, 2004, we entered into the Purchase Agreement for the sale of up to $37.0 million in our series K convertible preferred stock (the “Series K Preferred Stock”) and warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.00 per share (the “Warrants”) to the purchasers listed in the Purchase Agreement (the “Series K Purchasers”). The terms of this financing pursuant to the Purchase Agreement, (the “Series K Financing”), including the terms of the Series K Preferred Stock and the Warrants, are set forth in the Purchase Agreement attached as Appendix A hereto, the form of certificate of designation of the relative rights and preferences of the Series K Preferred Stock attached as Appendix B hereto (the “certificate of designation”), the form of Warrant attached as Appendix C hereto and the First Amendment to the Securities Purchase Agreement, dated December 15, 2004 attached as Appendix D. These agreements and documents are referred to collectively as the “Series K Transaction Documents.” The date of closing of the Series K Financing is referred to as the “Series K Financing Closing Date.”

On December 10, 2004, we entered into a Stock Purchase Agreement with Consolidated Edison, Inc. (“Con Ed”) for the purchase of all of the issued and outstanding shares of Consolidated Edison Communications Holding Company, Inc. (“CEC”), a telecommunications services business and wholly-owned subsidiary of Con Ed. Subject to certain purchase price adjustments, the purchase price for the shares of CEC is $37.0 million. The closing of the transaction is subject to certain closing conditions, including the receipt of third party and governmental consents, and we have entered into the Series K Transaction Documents in order to secure the $37.0 million required to close on the acquisition of CEC from Con Ed described above. We intend for the Series K Financing and the acquisition of CEC to close simultaneously, and we will not complete the Series K Financing unless and until such time we know that the conditions to the acquisition of CEC have been satisfied.

As further explained below, stockholder approval was not required to enter into the Series K Transaction Documents, nor is it required to complete the Series K Financing and issue the Series K Preferred Stock and Warrants. Stockholder approval is also not required to complete the acquisition of CEC. Stockholder approval is, however, required in order to allow for the conversion of the Series K Preferred Stock, or any other series of preferred stock that may be issued in exchange for the Series K Preferred Stock, as discussed herein, and the exercise of the Warrants. If the requisite stockholder approval is not obtained at the Special Meeting, pursuant to the rules of the NASD Marketplace rules, the Series K Purchasers will only be allowed to convert the Series K Preferred Stock, or such other series of preferred stock, and exercise the Warrants in such an amount that, in the aggregate, does not exceed 19.99% of the outstanding common stock as of the Series K Financing Closing Date. Pursuant to the terms of the Series K Transaction Documents, if stockholder approval is not received at the Special Meeting, then we have an obligation to submit a proposal at our annual meeting, which we have agreed to hold on or prior to May 15, 2005, to allow for the conversion of all of the Series K Preferred Stock, or such other series of preferred stock, and exercise of all of the Warrants. If the requisite stockholder approval is not obtained at such annual meeting, the Series K Purchasers will be entitled to certain redemption rights, as discussed below.

Description of the Series K Convertible Preferred Stock

OVERVIEW. When issued, each share of Series K Preferred Stock will have a value of $10,000 and will be convertible into 10,000 shares of common stock at a conversion price of $1.00 per share of common stock. The terms of the Series K Preferred Stock provide for the payment of dividends to the holders thereof. In the event of a liquidation, dissolution or winding up, the Series K Preferred Stock ranks senior to all of our outstanding equity securities. Subject to certain protective provisions contained in the certificate of designation, the Series K Preferred Stock does not have voting rights. In addition, in the event that we do not receive stockholder approval to allow for the conversion of all of the Series K Preferred Stock, then we may be required to redeem, through the payment of cash or the issuance of additional securities, including another series of preferred stock identical to the Series K Preferred Stock but with a lower conversion price, depending on certain events, any outstanding Series K Preferred Stock in exchange for 105% of the purchase price of such outstanding Series K Preferred Stock, and if certain other events occur, such as the suspension from listing of our common stock on a national stock exchange or national market or our breach of a material term of the Series K Transaction Documents, then we must redeem, through the payment of cash or the issuance of additional securities, including another series of preferred stock identical to the Series K Preferred Stock but with a lower conversion price, (as determined by the occurrence of certain events) any outstanding Series K Preferred Stock in exchange for 120% of the purchase price of such outstanding shares.

CONVERSION. If stockholder approval is obtained to allow for the conversion of all of the Series K Preferred Stock, the Series K Purchasers will be able to convert each share of Series K Preferred Stock into 10,000 fully paid and non-assessable shares of our common stock at a conversion price of $1.00 per share. The conversion of all of the Series K Preferred Stock will result in the issuance of an aggregate of 37,000,000 shares of common stock at such time. Accordingly, you are being asked to approve the conversion of the Series K Preferred Stock, or such other series of preferred stock as may be issued upon a redemption event as discussed below, into a number of shares of common stock equal to 37,000,000 or possibly a greater number which can not be determined at this time and could substantially and materially reduce your current percentage interest in our common stock. For example, if a redemption event occurs, and the Series K Purchasers elect to receive another series of preferred stock in lieu of receiving the cash payment, then such Series K Purchasers will be entitled to receive a series of preferred stock containing terms identical to those of the Series K Preferred Stock but with a conversion price that would be determined based on the market at the time of the election to receive such other series of preferred stock and the conversion price could be significantly lower than that of the Series K Preferred Stock, and we would then be required to issue a substantially greater number of shares of common stock upon conversion than what the Series K Preferred Stock was convertible into. The description of the material terms regarding the Series K Preferred Stock as contained herein will also be applicable to any series of preferred stock that may be issued in exchange for the Series K Preferred Stock as contemplated in the Series K Preferred Stock certificate of designation.

If stockholder approval is not obtained at the Special Meeting, the Series K Purchasers will then be allowed to convert the Series K Preferred Stock into an amount of shares of common stock that, when taken in the aggregate with shares of common stock issued upon exercise of the Warrants, does not exceed 19.99% of the outstanding common stock as of the Series K Financing Closing Date. In addition should the Series K Purchasers elect to receive another series of preferred stock in the event of a redemption event, then such series of preferred stock would also be restricted in its conversion to such 19.99% limitation.

Furthermore, at any time following 180 days after the date of the closing of the Series K Financing, subject to the satisfaction of certain conditions set forth in the certificate of designation, the holders of the Series K Preferred Stock will be required to convert all of the then outstanding shares of Series K Preferred Stock into common stock.

The conversion price of the Series K Preferred Stock is subject to adjustment in the event of: a stock split, stock dividend, combination, reclassification or other similar event; a consolidation, merger, sale or transfer of all or substantially all of our assets; a share exchange or distribution; or any issuance of securities that has a dilutive effect on the position of the holders of Series K Preferred Stock, subject to certain exceptions. For example, if we were to issue common stock in a private placement for the purposes of raising capital, other than as may be contemplated in Proposal Two, at a price below the applicable conversion price of the Series K Preferred Stock, then the holders of the Series K Preferred Stock would be entitled to an adjustment to the then existing conversion price in accordance with the certificate of designation.

Even if stockholder approval is received to allow for the full conversion, a holder of the Series K Preferred Stock and Warrants may not utilize the conversion or exercise rights to the extent that after such conversion or exercise, such holder, together with its affiliates, would beneficially own over 9.999% of our outstanding common stock. This restriction may be waived by each holder on not less than 61 days notice to us. Further, the 9.999% limitation does not prevent a holder from acquiring and selling in excess of 9.999% of our common stock through a series of conversions and sales of Series K Preferred Stock and exercise of the Warrants.

DIVIDENDS. Dividends will be cumulative and payable (i) upon conversion of each share of Series K Preferred Stock, and (ii) as to each outstanding share of Series K Preferred Stock, on February 28th, May 31st, August 31st and November 30th of each year, beginning 18 months following the Series K Financing Closing Date and ending on the date each share of Series K Preferred Stock is fully converted or fully redeemed. Payment of dividends shall be made, at our election, in cash or in shares of Series K Preferred Stock. Dividends will be paid at a rate equal to (i) 4% per annum for the period commencing from the first anniversary of the Series K Financing Closing Date and ending on the third anniversary of the Series K Financing Closing Date and (ii) 8% per annum for the period commencing from the third anniversary of the Series K Financing Closing Date until the date the Series K Preferred Stock is fully converted. In the event of a liquidation, dissolution or winding up, the Series K Preferred Stock ranks senior to all of our outstanding equity securities.

REDEMPTION. At the request of the holders thereof, we are obligated to redeem any outstanding Series K Preferred Stock in exchange for 105% of the purchase price of the then outstanding Series K Preferred Stock that are unable to be converted as a result of not obtaining stockholder approval to allow for the conversion of the Series K Preferred Stock or exercise of the Warrants. In addition, at the request of the holders, we are obligated to redeem any outstanding Series K Preferred Stock in exchange for 120% of the purchase price of the then outstanding Series K Preferred Stock if:

•	our common stock is no longer listed on a national securities market or national securities exchange;

•	we consolidate, merge or enter into any other business combination, not including the acquisition of CEC;

•	we sell all or substantially all of our assets;

•	more than fifty percent (50%) or more of the voting power of our capital stock is owned beneficially by one person, entity or “group” but the voting power held by such person entity or group on the Series K Financing Closing Date shall not be included in such calculation;

•	we fail to comply with a valid conversion request or fail to remove a restrictive legend when required by the Series K Transaction Documents;

•	we breach a material term of the Series K Transaction Documents;

•	we do not have an effective registration statement on file within 120 days following the Series K Financing Closing Date or if such registration statement, after being declared effective, cannot be utilized by the holders of Series K Preferred Stock for the resale of the applicable securities for an aggregate of more than 15 days;

•	we make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for us or a substantial part of our property or business, or such a receiver or trustee is appointed;

•	bankruptcy, insolvency, reorganization or liquidation proceedings is instituted by or against us or any of our subsidiaries and if instituted by a third party, is not dismissed within 60 days of its initiation; or

•	we fail to pay when due, or within any applicable grace period, any payment with respect to any indebtedness in excess of $1,000,000 due to any third party, otherwise breach any agreement for monies owed or owing in an amount in excess of $1,000,000, and such breach or violation continues uncured after we receive notice by any third party of a default or event of default relating thereto, and such default or event of default results in any acceleration of the obligations thereunder.

If a redemption event occurs and proper notice and procedure is followed, then the holders of the Series K Preferred Stock may elect to exchange, as an alternative to its right to receive the cash redemption amount which may be owed them, all of the then outstanding shares of Series K Preferred Stock held by them for an equal number of shares of a new series of preferred stock which shall have identical rights, preferences and privileges to that of the Series K Preferred Stock, except that the conversion price of such preferred stock shall have a conversion price equal to the lesser of the average closing sales price of our common stock for the five trading days either immediately preceding the date that the redemption notice that is first delivered or immediately following the public announcement, if any, of the redemption event. Accordingly, any such new series of preferred stock that may be issued could be convertible into a substantially greater number of shares of common stock than the Series K Preferred Stock.

Notwithstanding any rights the holders of the Series K Preferred Stock have to receive a cash redemption amount, such amount shall not be paid in cash or other assets unless and until such time as our commitments and obligations under our existing credit facilities have been satisfied and paid in full. In the event such repayment has not occurred and cash redemption amounts are owed, the holder shall be paid, in lieu of such cash or assets, in additional shares of Series K Preferred Stock or such new series of preferred stock (as discussed above) if the holder has previously made such election. Notwithstanding the foregoing, we shall not be required to issue in excess of 30% of the outstanding Series K Preferred Stock in connection with such payments, and in the event amounts are still due and owing once we issue up to the 30% maximum, then any remaining amounts owed shall be paid in shares of our common stock or such new series of preferred stock; provided, however, if the issuance of the common stock would cause such holder to violate the 9.99% conversion limitation then the remaining amounts will be paid in Series K Preferred Stock or such new series of preferred stock.

LIQUIDATION PREFERENCE. In the event of liquidation, dissolution or winding up, the holders of Series K Preferred Stock would be entitled to receive the greater of (i) $10,000 per share for each share of Series K Preferred Stock that they hold plus all accrued and unpaid dividends or (ii) the amount that would be distributed on the number of shares of common stock into which a share of Series K Preferred Stock could be converted immediately prior to the liquidation, assuming all shares of Series K Preferred Stock were so converted, prior to the distribution of any cash or assets to the holders of our common stock or any other equity or equity equivalent securities.

VOTING RIGHTS. The terms of the Series K Preferred Stock provide the holders thereof with voting rights with respect to certain protective provisions contained in the certificate of designation. The certificate of designation provides we will not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the majority of the then outstanding shares of Series K Preferred Stock:

•	alter or change the rights, preferences or privileges of the Series K Preferred Stock, or increase the authorized number of shares of Series K Preferred Stock;

•	alter or change the rights, preferences or privileges of any of our capital stock so as to affect adversely the Series K Preferred Stock;

•	issue any shares of Series K Preferred Stock other than pursuant to the Purchase Agreement or another agreement in the same form, and with exactly the same terms, as the Purchase Agreement, including any attachments or exhibits thereto;

•	redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any securities that rank junior to the Series K Preferred Stock;

•	increase the par value of our common stock;

•	issue any debt securities or incur any indebtedness (other than debt securities issued to, or such indebtedness is incurred with, certain commercial banks or other institutional lenders), including capital lease obligations or increases or changes to currently existing indebtedness, that would have any preferences over the Series K Preferred Stock or any new series of preferred stock issued in the event of a liquidation, unless after taking into account amounts currently outstanding, we would have less than $10.0 million in capital lease obligations and $35.0 million in other indebtedness;

•	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions;

•	conduct any stock split (including, without limitation, any reverse stock split), combination, reclassification, stock dividend or similar event; or

•	cause or authorize any of our subsidiaries to engage in any of the foregoing actions.

In addition, so long as at least 20% of the shares of Series K Preferred Stock are outstanding, we shall not (whether by merger, consolidation or otherwise) create or issue any securities that rank senior to, or pari passu with, the Series K Preferred Stock, without first obtaining the approval of the majority of the then outstanding shares of Series K Preferred Stock.

Furthermore, we are also prevented, pursuant to the terns of the Purchase Agreement, from taking all of the corporate actions identified above from the time of execution of the Series K Transaction Documents and the Series K Financing Closing Date without first obtaining the requisite approval.

BOARD REPRESENTATION AND OBSERVATION RIGHTS. Under the terms of the Series K Transaction Documents, SDS Capital Partners, LLC (“SDS”) will have certain rights with respect to our Board of Directors. Upon a written request, we have agreed to increase the size of the our Board of Directors in order to create one vacancy and to appoint to such vacancy a director as designated in such written request. In addition, SDS is also entitled to designate one observer to attend all meetings of the Board and all committees thereof. The rights of SDS terminate once SDS owns less than 5% of all the originally issued shares of Series K Preferred Stock

EXCHANGE AND PARTICIPATION RIGHTS FOR NEW FINANCINGS. Pursuant to the terms of the Purchase Agreement, the holders of Series K Preferred Stock or such new series of preferred stock issued in the event of a redemption event (as previously discussed), as applicable, have certain exchange rights for new securities we may offer, and rights to participate in future financings under certain conditions.

The exchange rights allow the holders to exchange the preferred stock into a security we may subsequently offer in any future financing. The exchange rights shall immediately terminate upon the earlier to occur of either the date (i) of completion of an offering of our common stock having a purchase price of at least $1.00 per share and resulting in gross proceeds of at least $20,000,000, or (ii) the first date that is at least 12 months after the Series K Financing Closing Date that the closing sales price of our common stock has been at least $1.35 for 30 consecutive trading days.

The participation rights allow the holders the right to participate, subject to certain exceptions, with respect to the issuance of any equity or convertible debt on the same terms and conditions as we may offer to others participating in such issuance. The participation rights terminate upon the first anniversary of the Series K Financing Closing Date.

Description of the Warrants

In connection with the closing of the Series K Financing, we propose to issue the Warrants, which represent the right to purchase 11,100,000 shares of our common stock. The warrants have a term of seven years and will have an exercise price of $1.00 per share of common stock. Additionally, the exercise price and the number of shares of common stock issuable upon exercise of the Warrants may be adjusted in the event that we undertake certain corporate transactions. The warrants may not be exercised by the Series K Purchasers until such time as we attempt to receive stockholder approval, as sought herein, for the issuance of the shares of common stock underlying the Warrants.

If stockholder approval is not obtained at the Special Meeting, the Warrants will be allowed to be exercised into an amount of shares of common stock that, when taken in the aggregate with shares of common stock issued upon conversion of the Series K Preferred Stock, does not exceed 19.99% of the outstanding common stock as of the Series K Financing Closing Date.

Necessity for Stockholder Approval

The NASD Marketplace Rules, including Rule 4350(i), provides that derivative securities, such as the Series K Preferred Stock and Warrants, cannot be converted into underlying shares of common stock in any amount, if such derivative securities contain an alternative outcome based upon whether stockholder approval is obtained. For instance, a feature, such as the previously discussed redemption provision of the Series K Preferred Stock, whereby a company will be penalized by a specified monetary payment if stockholder approval is not obtained is considered an alternative outcome. The NASD rules state that if the terms of a transaction can change based upon the outcome of the stockholder vote, no shares may be issued prior to attempting to obtain the approval of the stockholders. If approval of the stockholders is sought and not obtained, thereafter, the derivative securities may only be exercised in an amount that, when taken in the aggregate, does not exceed 19.99% of the issued and outstanding common stock as of the date of issuance of such derivative securities.

Accordingly, in order to comply with NASD rules for companies listed on the Nasdaq SmallCap Market, the Series K Purchasers will not be able to convert any of their shares or exercise their Warrants unless and until such time as stockholder approval is sought. If stockholder approval is not received, not only will the conversion of the Series K Preferred Stock and exercise of the Warrants be restricted to the 19.99% limitation discussed above, but the redemption rights previously discussed may be enforced by the Series K Purchasers against us.

In order to enable the Series K Purchasers to fully convert their Series K Preferred Stock and exercise their Warrants and to satisfy our obligations under the Series K Transaction Documents, we must comply with the stockholder approval requirement set forth in Rule 4350(i). We are therefore asking that the stockholders approve the right to allow for all of the conversion of the Series K Preferred Stock and exercise of all of the Warrants.

Required Vote

To be approved by the stockholders, the proposal to approve the right to allow for the conversion of the Series K Preferred Stock and the exercise of the Warrants in connection with the Series K Financing must receive the affirmative votes of a majority of the votes cast, in person or by proxy, at the Special Meeting. Abstentions are treated as shares present or represented and entitled to vote at the Special Meeting and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

Recommendation

The Board of Directors believes that it is in the Company’s best interests for our stockholders to authorize the right to allow for the conversion of all of the Series K Preferred Stock and the exercise of all of the Warrants.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL ONE TO APPROVE THE RIGHT TO ALLOW FOR THE CONVERSION OF THE SERIES K PREFERRED STOCK AND EXERCISE OF THE WARRANTS.

PROPOSAL TWO:

APPROVAL TO ISSUE MORE THAN 20% OF OUR OUTSTANDING COMMON STOCK

IN A FUTURE FINANCING TRANSACTION

Background and Overview

We currently are anticipating the need to raise additional capital in the future. Any such financing efforts will need to be undertaken not only on an expedited basis but also may need to be on terms and conditions where the issuance of any such security in a financing is not restricted or otherwise limited upon issuance, conversion or exercise. As a result of being listed for trading on the Nasdaq SmallCap Market, issuances of our common stock or securities are that convertible or exercisable into common stock are subject the NASD Marketplace Rules, such as Rule 4350. For example, under Rule 4350(i)(1)(B) and 4350(i)(1)(D) stockholder approval must be sought when (a) the issuance or potential issuance will result in a change of control of the issuer (the “Change of Control Rule”); or (b) in connection with a transaction other than a public offering involving: (x) the sale, issuance or potential issuance by the issuer of common stock at a price less than the greater of book or market value which, together with sales by officers, directors or substantial stockholders of the issuer, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; or (y) the sale, issuance or potential issuance by the issuer of common stock equal to 20% or more of the common stock (or of the voting power) outstanding before the issuance for less than the greater of book or market value of the stock (the “20% Rule”). The approval of this proposal, and the subsequent issuance or conversion of any security convertible into our common shares, may cause the issuance of greater than 20% of our common stock. The approval sought under this proposal will be effective to satisfy the required stockholder approval rules. We are seeking your approval to issue more than 20% of our outstanding common stock, either directly or upon the conversion of a preferred stock to be designated or the exercise of warrants, to accredited investors in a financing transaction, or a series of financing transactions, that we may conduct in the future. Regardless of the type of security that is issued in connection with any capital raising efforts in the future, it is anticipated that such security or securities will constitute, either directly or by conversion or exercise, more than 20% of our then issued and outstanding common stock and, accordingly, could be materially and substantially dilutive to our existing stockholders.

We currently anticipate raising a maximum of $100.0 million in new capital from a future financing, or a series of future financings, the terms of which have not been determined at this time. Based on the pricing formula and restrictions discussed below, in such financings, we would issue no more than 151,515,151 shares of our common stock (either directly or by the conversion of preferred stock) and an additional 45,545,545 shares of our common stock that may be issued upon exercise of warrants (assuming a maximum of 30% warrant coverage) that would be issued in connection with any such direct common stock or preferred stock issuance or issuances, to accredited investors, assuming a per share issuance price, or a conversion price in the case of a preferred stock, or an exercise price in the case of warrants, that will not be less than $0.66. In other words, the maximum amount of dilution that may be experienced by current stockholders will be an aggregate of 196,969,696 shares of common stock underlying the securities that may be issued in any such financing or financings. It is currently anticipated that in connection with such financing or series of financings, we will issue either common stock, convertible preferred stock, warrants, or some combination thereof, which issuance could result in gross proceeds to us of no more than $100.0 million in the aggregate, exclusive of any proceeds we may receive upon exercise of warrants that may be issued. As it is anticipated that the future issuance price, conversion price or exercise price, as applicable, will be determined in relation to the market price of our common stock at the time of such issuance, it is impossible to determine what that price will be at this time. Accordingly, we can only provide you with information that will allow you to vote based upon the maximum amount of dilution you will experience in the event of any future financing or financings, as discussed above. In addition, in order to provide our existing stockholders with as much dilution protection as possible, the price per share, conversion price or exercise price, as applicable, established in the financing will not be greater than a 20% discount to the market price of our common stock at such time, and in no event will the price be less than $0.66 per share. In light of our present inability to determine the number of shares we will issue in connection with any future financing or financings, we are required by Nasdaq rules to seek stockholder approval for these future financings because of the possibility that the issuance could exceed 20% or more of our outstanding common stock.

It is anticipated that the gross proceeds received in any future financings will be used for general working capital purposes, the repayment of outstanding indebtedness and to fund future acquisitions. At this time, other than the acquisition of CEC, we do not have any potential acquisitions where we have entered into any agreements or letters of intent.

Although we are seeking stockholder approval in connection with the future financings to receive gross proceeds of no more than $100.0 million, it is likely that the entire amount of such financings will not be received by us. As a result of the participation and exchange rights that the investors under the Series K Transaction Documents have, it is anticipated that such investors, in the event that we seek to raise additional capital through the issuance of our securities, will exercise such participation and exchange rights in order to participate in the additional future financings for which stockholder approval is being sought under this proposal. In the event that the investors under the Series K Transaction Documents exercise their rights and are included in any financing that is contemplated under this proposal, then such investors would be obligated to pay us $37.0 million for such securities, which we would then use to satisfy our obligations under the CEC acquisition. Accordingly, the gross proceeds received by us in any financing or financings contemplated under this proposal, up to $100.0 million, could be reduced by the $37.0 million we will be required to pay in connection with the acquisition of CEC.

Necessity for Stockholder Approval

NASD Marketplace Rule 4350 includes the Change of Control Rule and the 20% Rule.

Our amended and restated certificate of incorporation allows us to issue preferred stock whereby the Board of Directors can designate any rights, preferences and privileges thereto. However, the conversion by the holders of any such preferred stock that has a conversion price below the market price on the date of issuance is restricted by the 20% Rule or if the conversion price is at or above market and the conversion would result in the issuance of greater than 20% of the outstanding common stock on a post-conversion basis is restricted by the Change of Control Rule. Although we do not yet know the price of the securities to be offered in a future financing or series of financings, we are seeking stockholder approval at this time in order to be able to close on any such future financings in a timely manner in order to allow us to take advantage of favorable market conditions or heightened investor interest. Furthermore, we believe that the ability to issue securities without restriction on the issuance, conversion or exercise thereof will provide us with better leverage in negotiating with potential investors the terms of any such future financing.

For purposes of illustration only, in the event that we raise $45.0 million of a new or existing series of preferred stock in a subsequent financing at a conversion price of $0.66 per share of common stock, which is 20% less than the closing price of our common stock on December 20, 2004, 68,181,818 shares of common stock may be issued upon conversion, which would represent greater than 20% of our outstanding common stock as of December 20, 2004. Stockholder approval would be required for the issuance of common stock upon conversion of the preferred stock because the shares issued upon conversion would exceed 20% of the common stock outstanding before such issuance. Alternatively, if the conversion price were at or above such closing price, then since we would be issuing more than 20% of what would be our outstanding common stock after taking into account such conversion, we would also require stockholder approval in order to allow the conversion into our common stock.

In order to enable the company to issue common stock, or allow purchasers of preferred stock or warrants to fully convert or exercise such securities, we must comply with the stockholder approval requirement of either the 20% Rule for any anticipated financing where we propose to issue securities at a price below market or the Change of Control Rule for any anticipated financing where we propose to issue securities at a price at or above market. We do not know the price of the securities issuable pursuant to the proposed financing at this time, although the maximum amount of common stock or securities convertible into common stock discussed above will be the maximum amount of dilution experienced by our current stockholders as a result of any such issuance.

Required Vote

To be approved by the stockholders, the proposal to approve, for purposes of NASD Marketplace Rule 4350(i), the issuance of securities in a subsequent financing or financings that could violate the 20% Rule or the Change of Control Rule, must receive the affirmative votes of a majority of the votes cast, in person or by proxy, at the Special Meeting. Abstentions are treated as shares present or represented and entitled to vote at the Special Meeting and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

Recommendation

The Board of Directors believes that it is in the Company’s best interest that the stockholders authorize the issuance of securities in a subsequent financing or series of financings that could constitute an issuance in violation of the 20% Rule or the Change of Control Rule.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL TWO TO APPROVE THE ISSUANCE OF SECURITIES IN A SUBSEQUENT FINANCING OR SERIES OF FINANCINGS THAT COULD CONSTITUTE AN ISSUANCE OF GREATER THAN 20% OF THE COMMON STOCK OUTSTANDING AT THE TIME OF SUCH ISSUANCE OR ON A POST-ISSUANCE BASIS.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2005, stockholder proposals must be received no later than December 30, 2004. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting by March 15, 2005, management proxies may, although not included in the proxy statement, confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of President, FiberNet Telecom Group, Inc., 570 Lexington Avenue, New York, New York 10022.

New York, New York

January     , 2005

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (other than exhibits thereto) filed with the SEC, our Quarterly Reports for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and any Current Report on Form 8-K filed thereafter, which provide additional information about us, are available on the Internet at www.ftgx.com and are available in paper form to beneficial owners of our common stock without charge upon written request to President, FiberNet Telecom Group, Inc., 570 Lexington Avenue, New York, New York 10022.

FIBERNET TELECOM GROUP, INC.

THIS PROXY IS BEING SOLICITED BY FIBERNET TELECOM GROUP, INC.’S

BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated January     , 2005, in connection with the Special Meeting to be held at 10:00 a.m. on Tuesday, January 25, 2005 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at the Chrysler Center, 666 Third Avenue, 25th Floor, New York, New York, and hereby appoints Michael S. Liss and Jon A. DeLuca, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of FiberNet Telecom Group, Inc. registered in the name provided herein, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Proposal to approve, for purposes of NASD Marketplace Rule 4350(i), the right to allow for the conversion of a series K convertible preferred stock and the exercise of related warrants, proposed to be sold pursuant to a Securities Purchase Agreement that we entered into on December 10, 2004, as amended, with the Purchasers named therein.

☐  FOR    ☐  WITHHOLD    ☐  ABSTAIN

2. Proposal, for purposes of NASD Marketplace Rule 4350(i), to issue securities in a subsequent financing or series of financings that could result in the issuance of greater than 20% of our common stock that will be outstanding as of the issuance date of such securities or on a post-issuance basis.

☐  FOR    ☐  WITHHOLD    ☐  ABSTAIN

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

FIBERNET TELECOM GROUP, INC.

Special Meeting of Stockholders

January 25, 2005

Please date, sign and mail your proxy card as soon as possible.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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